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The following is a transcript of the First Quarter 2008 Earnings Webcast conducted by Synplicity, Inc. on April 22, 2008

Operator:  Good day, everyone and welcome to Synplicity’s First Quarter 2008 Earnings Call. As a reminder, this call is being webcast and recorded and will be available for replay on Synplicity’s Investor Relations web page at www.synplicity.com through June 30th, 2008.

I would now like to turn the call over to Mr. John Hanlon, Senior Vice President and Chief Financial Officer. Please go ahead, Mr. Hanlon.

John J. Hanlon, Senior Vice President and Chief Financial Officer

Thank you, Sarah. Good afternoon everyone. Welcome to the Synplicity’s First Quarter 2008 Earnings Call. I will begin the call today with a reminder regarding forward-looking statements. I will then turn the call over to Gary Meyers, our President and CEO for his comments on the quarter. Gary will then ask me to provide more detail on our numbers. We will then open the call to questions.

Let me begin with our Safe Harbor statement. During the course of this conference call, we will make forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from these statements. They include, but are not limited to, statements with words like expect, anticipate, continue to, may, should, potential, will, or the negative of those terms. We cannot assure you that our results will be consistent with those statements due to a number of factors.

For discussion of those risks relevant to Synplicity, please refer to the Risk Factors section of our 2007 Form 10-K. We will keep our earnings release publicly available on our Press Room page at www.synplicity.com. We will keep our earnings conference call replay publicly available on our Investor Relations page at www.synplicity.com through June 30, 2008.

Synplicity filed with the Securities and Exchange Commission on April 17th, 2008, a definitive proxy statement and other relevant materials in connection with the pending merger between Synplicity and Synopsys. The proxy statements have been mailed to the shareholders of Synplicity.

Before making any voting or investment decision with respect to the merger, investors and shareholders of Synplicity are urged to read the proxy statement and the other relevant materials when they become available, because they will contain important information about the merger of Synplicity and Synopsys. Investors and security holders may obtain free copies of these documents when they are available and other documents filed with the SEC at the SEC’s website at www.sec.gov.

In addition investors and security holders may obtain free copies of the documents filed with the SEC by Synplicity at its corporate website at www.synplicity.com under Corporate/Investor Relations or by calling the Investor Relations department at 408-215-6000 or by writing to Synplicity, Inc., 600 West California Avenue, Sunnyvale California – 94086, attention Investor Relations.

Synplicity and its officers and directors may be deemed to be participants in the solicitation of proxies from Synplicity’s shareholders with respect to the merger, a description of any interests that these officers and directors have in the merger will be available in the proxy statement. Additional information concerning Synplicity’s directors and executive officers is set forth in Synplicity’s Amendment No. 1 to our Annual Report on Form 10-K which was filed with the SEC on April 4, 2008. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Synplicity’s Investor Relations page on its corporate website at www.synplicity.com.

Gary.

Gary Meyers, President and Chief Executive Officer

Thanks John, and good afternoon everyone.

As you know, on March 20th, we announced our pending acquisition by Synopsys for $8 per share in cash. Our shareholders will vote on the acquisition on May 14th. Assuming that shareholder approval and regulatory approvals are obtained, we expect to close as soon as practicable thereafter and in any event within three business days after all conditions to closing have been satisfied. Synopsys has proven to be a highly innovative company with a culture that closely mirrors our own. As a result, I believe the combination will result in new and better solutions for our customers and that our employees will find a similar environment in which to expand on their many innovative ideas.

Turning to our Q1 2008 numbers. We are pleased to report substantially increased revenues over the first quarter of 2007 and increased deferred revenue, backlog and cash over December 2007.

We delivered revenue growth in each of our product categories, FPGA implementation, ESL synthesis and Confirma ASIC verification. While revenue from our structured ASIC product line declined as expected, earnings in Q1 were affected by expenses related to our pending acquisition by Synopsys, and John will present more details on expenses and earnings in a moment.

Revenue for the quarter was 18.6 million, 25% greater than revenue in Q1, 2007. FPGA implementation revenue grew by 9%, ESL synthesis revenue was up by 65% and our Confirma product line grew by 61%. You’ll recall that we acquired the HARDI product line for ASIC verification and software development in June 2007.Structured ASIC revenue declined as expected from 694,000 in Q1, 2007 to 35,000 in Q1, 2008. During the quarter, we added 36 new customers.

From a geographical perspective, our revenues grew in all regions. Japan revenue in Q1, 2008 was 81% higher than in Q1, 2007. Asia revenue increased by 38%, Europe by 30%, and our North American revenue increased by 8%.

Relative to the economy, we did not see weakness in our diversified customer base in the first quarter and we believe the market remains quite strong for our business.  Our sales force did not see any lengthening of our sales cycle or abnormal pricing pressure and the overall perspective of our customer base is quite positive with regard to the merger. They realize that the combination of Synplicity and Synopsys will expand our ability to provide them with additional tools and technologies that will help them bring their products to market faster than ever before.

In product release news, we are currently in beta with our Identify Pro product, a key element of the Confirma solution, which productizes our patented TotalRecall technology. TotalRecall extends the debug capability of FPGA-based ASIC prototypes and thereby adds a unique advantage to Confirma. Demand is high for this new product, the beta program is proceeding on track, and we remain enthusiastic about its potential.

Electronic System Level or ESL synthesis continued its impressive progress as we saw major companies planning the wide scale deployment of the product throughout their organizations. Our products improve the productivity of DSP algorithm developers by enabling them to quickly explore alternative hardware implementations while designing at a high level of design abstraction and maintaining vendor independence.

In our franchise FPGA implementation product category, our customers are now enjoying the advantages of our unique graph-based physical synthesis technology for the latest Virtex-5 devices and revenue was strong in the quarter. The Altera version of Synplify Premier is in beta and demonstrating promising results. With our flagship FPGA implementation solution, Synplify Premier, and our industry-leading Synplify Pro product, we continued gaining market share in Q1.

We recently announced the Synplicity ReadyIP initiative, a program that simplifies the access, evaluation, and use of intellectual property for FPGA-based system design. The ReadyIP program delivers the industry’s first and complete universal encrypted design methodology for FPGA implementation, allowing users to incorporate and easily integrate IP from third-party vendors within their designs using the Synplify Pro or Synplify Premier solutions.

IP leaders ARM, Synopsys, Tensilica, CAST, and Gaisler Research are partnering with Synplicity as charter members in this new industry initiative. Selected secure IP from these vendors that universally target multiple FPGA devices will be available through this new program. Synplicity believes its ReadyIP program is a big step forward towards providing an industrywide standards-based IP design flow, which benefits users because they can try IP before having to license it.

In our continuing partner program, we announced the major extension and revision of our partnership with Lattice Semiconductor, a leading supplier of FPGAs. Under the terms of the new OEM agreement, Synplicity will be Lattice Semiconductor’s exclusive synthesis partner, and Lattice will broaden its synthesis offering in its ispLEVER design tool suite to include our advanced Synplify Pro for Lattice tool. The companies will also work to deliver expanded support of the Synplify DSP solution to algorithm designers who seek to accelerate their DSP designs using Lattice FPGAs.

John.

John J. Hanlon, Senior Vice President and Chief Financial Officer

Thank you, Gary. As Gary covered our revenue for Q1 2008, I will focus on expenses in our balance sheet. Excluding intangible asset amortization expenses, our gross margin for Q1 2008 was 90% compared to 97% in the first quarter of 2007. This drop is due to the effect of selling the HAPS product line, which we acquired in June 2007 and which is proving to be a big success for Synplicity as the core of our Confirma solution. In addition, we recorded $550,000 of intangible amortization expense in cost of revenue in Q1 2008 compared to 248,000 in Q1 2007.

Total operating expenses including acquisition expenses increased by $4.3 million in Q1 2008 compared to Q1 2007, principally due to increased head count and the cost associated with our pending acquisition by Synopsis. R&D expense increased by $1.1 million in Q1 2008 compared to Q1 2007, reflecting the addition of personnel principally from HARDI in Sweden, as well as salary and benefit increases.

Sales and marketing expense increased by $1.2 million from Q1 2007 to Q1 2008, due to higher salary and benefit expenses, commissions, higher marcom expenses, hardware representative fees, and travel expenses. G&A expense increased by $273,000 in Q1 2008 compared to Q1 2007 due to increased competition and benefits. The acquisition costs of $1.4 million incurred through March 2008 consisted of legal, audit, printing and bankers fees.

Total head count at March 2008, was 341 compared to 280 at March 2007. In Q1 2008, we recognized $299,000 of intangible asset amortization in our operating expenses as a result of the HARDI acquisition, while total stock-based compensation expense was $809,000. In the first quarter of 2007, we reported no amortization expense in operating expenses and stock-based comp was $879,000.

Our operating margin excluding acquisition related costs, intangible amortization expenses, and stock-based compensation expenses, was 5% of revenue in Q1 2008. In Q1 2007, our operating margin excluding stock-based compensation expense was 8% of revenue. While our gross margin in 2008 was 7% lower principally due to the cost of systems, our operating margin was only 3% lower as we limited our spending.

Other income net declined from $885,000 in Q1 2007 to $122,000 in Q1 2008. Interest income was lower on a lower investment balance and the weakened dollar generated an exchange loss of $342,000 compared to an exchange loss in 2007 of $29,000.

We have reported a tax benefit of $222,000 in Q1 2008, compared to a tax provision of $308,000 in Q1 2007.

We reported a net loss on a GAAP basis of $1.9 million or $0.07 per share in Q1 2008 compared to a net income of $654,000 or $0.02 per share in Q1 2007.

In summary then, in Q1 2008, we exceeded our revenue expectations and as Gary noted, we increased our deferred revenue, backlog and cash. Our operating margin came in close to our plan. Other income net was negatively impacted by foreign exchange losses and lower interest rates and this produced a weaker bottom line than we had expected.

On the balance sheet at March 2008, we had $47.3 million in cash and investments compared to $43 million at December 2007. In addition at March 2008, we held $5.4 million in restricted cash from which we generate interest income. We did not buy back any shares during the quarter.

Finally DSO at March 2008 was 58 days compared to 56 days at March 2007. Our receivables are healthy with 5% due over 60 days and 0% due over 90 days at the end of Q1 2008.

Thank you. Gary and I are now ready to take some questions. So I will turn it back to the operator.

Sarah.

Operator:  [Operator Instructions]. And our first question today comes from Rich Valera with Needham & Company.

<Q – Richard Valera>: Thanks. Good afternoon gentlemen and congratulations on a solid quarter and on the Synopsys transaction.

<A – John Hanlon>: Thank you, Rich.

<Q – Richard Valera>: Gary, I don’t know if you had any commentary on bookings, but I did get on the call a little bit late, can you comment just on how the bookings were for the quarter?

<A – Gary Meyers>: Yeah, Rich, in light of the acquisition, we have withdrawn any discussion on bookings or guidance this time around. So I can’t comment on that.

<Q – Richard Valera>: Okay, no problem. And kind of very intriguing commentary on your customer base, which is obviously quite positive and in fairly stark contrast to some of the other EDA companies. Can you maybe just talk about the types of customers that you serve and how different they might be than sort of the pure IC companies that are sort of the mainstay of some of the other EDA companies, is it the diversity that’s making you relatively unaffected, or any – just any thoughts on how you guys have faired relatively quite well in that regard?

<A – Gary Meyers>: Sure. Let me – let me tell you. I think there is a number of factors that play here. Number one, we do have a very diversified customer base, as you mentioned. About 80% of our business comes from systems accounts versus IC accounts, and those are diversified among many different vertical markets. So it has to be a fairly broad-based pullback for us to really feel it, any pullback from one of the verticals isn’t going to have a significant impact on our business. Secondly, we are ramping up very rapidly now on our Confirma ASIC verification business. That was strong in the quarter, as you can see from the numbers and we feel like there is quite a bit of runway ahead of us in terms of this particular product line. So as that business is ramping up, even if there were issues in the IC base, which we haven’t seen, but if there were, we are in a ramping up stage. And then finally, I would comment that we’ve had some ongoing issues in our Japan subsidiary, Synplicity KK. We took action in that region, and we are seeing tremendous growth now as a result of those actions and the opportunity that the Confirma platform presents to the Japanese market. And as our team there has become more equipped to sell this product and talk about its advantages and capabilities, they have become more confident in proposing it, and we are seeing a big uptick in Japan as well. So I would say those are the three factors that perhaps would make us look a little bit different this time around than others.

<Q – Richard Valera>: Great. That’s helpful. And to the degree you’re allowed to talk about it, can you talk about your role in Synopsys as it’s been defined to you, and I guess as you are allowed to discuss that?

<A – Gary Meyers>: Yeah, I’d really defer a lot of discussion around the role of the group and the intent of Synopsys going forward to Synopsys post the close. But as announced, I will be the Vice President and General Manager of the business unit that would include the Synplicity product line effective after the close.

<Q – Richard Valera>: Great. Well, that does it for me. Again, thanks – I mean congratulations on the transaction and the quarter.

<A – Gary Meyers>: Thank you Rich. I appreciate it.

Operator:  Now we’ll hear from Tim Fox with Deutsche Bank.

<Q – Tim Fox>: Thank you. Good afternoon gentlemen.

<A – John Hanlon>: Hey, Tim. How are you?

<Q – Tim Fox>: Good. Thanks. Just a quick question, it’s a bit of a follow-up to your commentary around Japan. I’m just wondering if that strength was driven primarily from the ramp up of some of your ESL products, and if you could just talk broadly about how you may complement some of the Synopsys work in that ESL promising vertical?

<A – Gary Meyers>: Again with respect to the go-forward strategy, I’m going to defer that commentary, but specifically about Japan, we know that Japan has historically been an IC-centric region very much like the rest of Asia, little more systems business in Japan than the rest of Asia but it’s very IC-centric. And so the opportunity to propose a solution that helps customers both verify their IC designs at speed and also provide the opportunity for them to develop the embedded software, which is becoming an increasing component of SoC design, is really what’s driving the growth in Japan for us. It’s the Confirma business. The ESL business of course is doing well throughout the world, but again it’s in the single-digit percent of our revenue, so it’s not really – it’s certainly growing, but it’s not driving the top line growth like the Confirma business is.

<Q – Tim Fox>: Okay. Just a follow-up on Richard’s comment about your positive commentary on demand. US was up I believe – or North America was up about 8%. Was there any weakness there at all? It sounds like it was generally positive, but that was certainly lagging the growth of Asia and Japan specifically. Anything in particular in the North American region that would give you any pause for concern?

<A – Gary Meyers>: I just think that with respect to the growth numbers, I’d say that Japan had a very easy compare. The US had a more difficult compare because we had very substantial major account term deal that occurred a year ago in the first quarter of 2007. And so on a year-on-year comparison, the growth isn’t that stellar. But again, I think these are just due to the combination of compare issues and as well this particular unique situation that we have in Japan where we had a very rough year in terms of business in 2007. So there was nothing in the US that gave me pause.

<Q – Tim Fox>: Wonderful. Just from me, congratulations again on the transaction. Take care.

<A – Gary Meyers>: Thanks, Tim. Take care.

Operator:  [Operator Instructions]. Our next question comes from Matt Petkun D.A. Davidson & Company.

<Q – Matt Petkun>: Hi, good afternoon. So the incremental R&D costs look like they may have been a little bit higher than you would have expected. Were you just able to add the cost once you saw the Synopsys deal coming, and maybe increase the head count a little bit more than you would have otherwise to hit your prior guidance?

<A – Gary Meyers>: Just to answer that question directly, Matt, we absolutely did not change our plan. We are operating as an independent company. Synopsys is operating as an independent company. We’ve been running this company with the assumption that we’re going to be an independent company. So, no, there was no change with respect to our operating plan and all the R&D expense had been baked into our 2008 plan. John, did you want to add anything else to that?

<A – John Hanlon>: The only thing I would add Matt is that attrition in the quarter was lower than we had projected, but the real increase comes from the addition of HARDI personnel back in June.

<Q – Matt Petkun>: Okay. And then speaking of the HARDI product line, what are you – do you continue to expect that you may launch more a Stratix based Altera board at some point to serve customers there, is there any consideration about that?

<A – Gary Meyers>: Well, Matt, we haven’t made any announcement in that arena, so just watch this space and we’ll keep the market informed.

<Q – Matt Petkun>: Okay. Thanks so much.

<A – Gary Meyers>: Okay. Take care, Matt.

Operator:  [Operator Instructions]. And it does appear that at this time, we have no further questions.

Gary Meyers, President and Chief Executive Officer

Okay. Let me wrap it up then. Thank you for joining us this afternoon. I want to express my gratitude to our employees, our investors, even our analysts out there and our Board of Directors for their energy, their counsel and their wisdom in helping me and my leadership team, drive Synplicity’s success over the past several years. I’ve been honored to serve as Synplicity’s CEO since October of 2004.

We have a very talented group of employees at Synplicity and with them I’m very enthusiastic about the opportunities that lie in front of us. I look forward to our future with a huge amount of optimism. As always, we thank you for your support and interest in Synplicity.

Operator:  Once again that does conclude today’s conference. Thank you for your participation and have a nice day.

End.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements concerning Synopsys proposed acquisition of Synplicity.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, the possibility that the transaction may not close and such other risks as identified in our Annual Report on Form 10-K for the fiscal period ended December 31, 2007 as filed with the Securities and Exchange Commission and all subsequent filings, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements.  Neither Synplicity nor Synopsys assume any obligation to update any forward-looking statement contained in this communication.

Additional Information

On April 17, 2008, Synplicity filed a definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Synplicity by Synopsys. Investors and security holders of Synplicity are urged to read the definitive proxy statement and any other relevant materials filed by Synopsys or Synplicity with the SEC because they contain, or will contain, important information about Synopsys, Synplicity and the proposed acquisition. The definitive proxy statement has been mailed to the security holders of Synplicity. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Synopsys or Synplicity with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Synopsys by contacting Synopsys Investor Relations, 700 East Middlefield Road, Mountain View, California, 94043, (650) 584-5000. Investors and security holders may obtain free copies of the documents filed with the SEC by Synplicity by contacting Synplicity Investor Relations, 600 W. California Avenue, Sunnyvale, California, 94086, (408) 215-6000.

Synplicity and its officers and directors may be deemed to be participants in the solicitation of proxies from Synplicity’s shareholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Additional information concerning Synplicity’s directors and executive officers is set forth in Synplicity’s Amendment No.1 to Annual Report on Form 10-K, which was filed with the SEC on April 4, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Synplicity’s Investor Relations page on its corporate website at www.synplicity.com.